EXHIBIT 10.21
EXECUTION VERSION

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS TERM NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS TERM NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO EMTA PRODUCTION HOLDINGS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED SECURED TERM NOTE

FOR VALUE RECEIVED, EMTA PRODUCTION HOLDINGS, INC. a Nevada corporation (the “Borrower”), hereby promises to pay to Shelter Island Opportunity Fund, LLC (the “Holder”) or its registered assigns or successors in interest or order the sum of One Million Four Hundred Sixty Nine Thousand Four Hundred Eighty Two Dollars ($1,469,482) (the “Principal Amount”), on June 30, 2009 (the “Maturity Date”), if not paid sooner in accordance with the terms hereof.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the “Purchase Agreement”). This Term Note amends and restates the Secured Term Note, dated June 30, 2007, in the principal amount of $1,308,950 from the Borrower to the Holder, but does not constitute an extinguishment or novation of the debt represented thereby.

The following terms shall apply to this Term Note:

ARTICLE 1
INTEREST AND INTEREST PAYMENTS; PRINCIPAL PAYMENTS

1.1           Interest, Rate and Payments. Subject to Sections 3.8 and 4.6 hereof, this Term Note shall bear interest, on a monthly basis, at a rate per annum which is the greater of twelve and one quarter percent (12.25%) or the prime interest rate (as published in The Wall Street Journal on the business day prior to each Repayment Date, as defined below) plus four percent (4%) of which interest rate one percent (1%) shall be payable as a collateral monitoring fee pursuant to Section 1.2 (the “Collateral Monitoring Fee”). Interest on the outstanding principal amount of this Term Note shall accrue from the date hereof, and shall be due and payable on December 31, 2008 and on the last business day of each month thereafter until the Maturity Date (each, a “Repayment Date”), unless due sooner by acceleration or otherwise.

1.2           Collateral Monitoring. On each Repayment Date, the Borrower shall pay to Midway Management, LLC the Collateral Monitoring fee. Upon the Maturity Date, or at such earlier Redemption Payment Date as provided herein, the Collateral Monitoring Fee shall terminate.

1.3           Principal Payments. Principal payments in the amount of Fifty Three Thousand Dollars ($53,000) per month shall be due on each Repayment Date from and after January 31, 2008, with the remaining balance due on the Maturity Date.

ARTICLE II
REPAYMENT

2.1          Optional Redemption of Principal Amount. At any time after the date hereof, the Borrower will have the option of prepaying the outstanding Principal Amount (“Optional Redemption”), in whole or in part, by paying to the Holder a sum of money equal to one hundred and ten percent (110%) of the remaining principal balance (the “Redemption Amount”) on the Redemption Payment Date (as defined below). The Borrower shall deliver to the Holder a notice of redemption (the “Notice of Redemption”) specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be not less than ten (10) business days after the date of the Notice of Redemption (the “Redemption Period”). On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth here, then such Notice of Redemption will be null and void.

2.2          Repayment of Sale Assets. Upon any sale of substantially all of the assets of the Borrower, EMTA Holdings Inc. (“EMTA”) or any of it subsidiaries, other than sales of inventory in the ordinary course of business, the Borrower shall apply the net proceeds of any such sale to prepay all or a portion (as the case may be) of the outstanding Principal Amount within ten (10) business days of the receipt of such net proceeds.

2.3          Issuance of Replacement Note. Upon any partial prepayment of this Term Note, a replacement note containing the same date and provisions of this Term Note shall, at the written request of the Holder and upon surrender to the Borrower of this Term Note, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Term Note and accrued interest which shall not have been paid. Subject to the provisions of Article III, the Holder will pay no costs, fees or any other consideration to the Borrower for the production and issuance of a replacement Note.

ARTICLE III
EVENTS OF DEFAULT

Upon the notice by the Holder to the Borrower of the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid and all other amounts payable under this Term Note immediately due and payable. In the event of such an acceleration, the amount due and owing to the Holder shall be 125% of the then outstanding principal amount of this Term Note (plus accrued and unpaid interest and fees, if any) (the “Default Payment”). The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to this Term Note, the Purchase Agreement or the Related Agreements, then to accrued and unpaid interests due on the Note and then to the outstanding principal balance of this Term Note.

The occurrence of any of the following events set forth in Sections 3.1 through 3.8, inclusive, is an “Event of Default”:

3.1         Failure to Pay Principal, Interest or other Fees.  The Borrower fails to pay when due any installment of principal, interest or other fees provided in this Term Note in accordance with this Term Note.

3.2         Breach of Covenant. The Borrower or EMTA breaches any covenant or any other term or condition of this Term Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries or EMTA breaches any covenant or any other term or condition of any Related Agreement in any material respect and, in any such case, such breach, if subject to cure, continues for a period of twenty (20) days after the notice by the Holder to the Borrower of the occurrence thereof.

3.3         Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Term Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made, unless any Purchaser had actual knowledge of such prior to the execution of the Documents.

3.4         Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed, and shall remain unvacated, unbonded or unstayed for a period of forty-five days.

3.5        Judgments. Except with respect to pending matters as disclosed by Borrower in its filings with the United States Securities and Exchange Commission, any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five days.

3.6        Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries and not stayed within forty-five days.

3.7        Stop Trade. A Securities Exchange Commission (the “SEC”) stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five consecutive days or five days during a period of ten consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The “Principal Market” for the Common Stock shall include the Pink Sheets, the OTC Bulleting Board, NASDAQ Capital Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock).

3.8        Default Under Related Agreements or Other Agreements. The occurrence and continuance of any Event of Default (as defined in the Purchase Agreement or any Related Agreement, including but not limited to that certain Promissory Note dated June 30, 2007 by and between EMTA Production Holdings, Inc. and EMTA) or any event of default (or similar term) under any other indebtedness in an amount greater than $100,000 (it being understood and agreed that any event of default arising under the credit arrangements between the Company and the “Subordinated Parties” referred to in the Consent and Subordination Agreement, dated as of July 5, 2007, among the Holder and such Subordinated Parties, shall not constitute an Event of Default hereunder unless such event of default is still continuing on the 30th day after the date hereof).

DEFAULT RELATED PROVISIONS

3.9        Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, the Borrower shall pay additional interest on this Term Note in an amount equal to one and a half percent (1.5%) per month (eighteen percent (18%) per annum), and all outstanding obligations under this Term Note, including unpaid interest, shall continue to accrue such additional interest from the date of such Event of Default until the date such Event of Default is cured or waived.

3.10      Cumulative Remedies. The remedies under this Term Note shall be cumulative.

ARTICLE IV
MISCELLANEOUS

4.1        Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other rights, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2        Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a)	upon personal delivery to the party to be notified;

(b)	when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c)	three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d)	one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

4.3       Amended Provision. The term “Term Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, than as so amended or supplemented, and any successor instrument issued pursuant to Section 2.1 hereof, as it may be amended or supplemented.

4.4       Assignability. This Term Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Term Note shall not be assigned by the Borrower without the consent of the Holder.

4.5       Governing Law. THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION BROUGHT BY EITHER PARTY AGAINST THE OTHER CONCERNING THIS TERM NOTE SHALL BE BROUGHT ONLY IN THE STATE COURTS OF NEW YORK OR IN THE FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER FROM THE NON-PREVAILING PARTY ITS REASONABLE ATTORNEY’S FEES AND COSTS. BORROWER AND HOLDER EACH AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS AND WAIVE TRIAL BY JURY. IN THE EVENT THAT ANY PROVISION OF THIS TERM NOTE OR ANY RELATED AGREEMENT DELIVERED IN CONNECTION HEREWITH IS INVALID OR UNENFORCEABLE UNDER ANY APPLICABLE STATUE OR RULE OF LAW, THEN SUCH PROVISION SHALL BE DEEMED INOPERATIVE TO THE EXTENT THAT IT MAY CONFLICT THEREWITH AND SHALL BE DEEMED MODIFIED TO CONFORM WITH SUCH STATUTE OR RULE OF LAW. ANY SUCH PROVISION WHICH MAY PROVE INVALID OR UNENFORCEABLE UNDER ANY LAW SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT OR ANY RELATED AGREEMENT.

4.6       Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the even that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.7       Security Interest and Guarantee. The Holder has been granted a security interest in certain assets of the Borrower and its Subsidiaries as more fully described in the Term Note Security Agreement dated as of the date hereof. The obligations of the Borrower under this Term Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

4.8       Construction. Each party acknowledges that its legal counsel participated in the preparation of this Term Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Term Note to favor any party against the other.

4.9       Cost of Collection. If default is made in the payment of this Term Note, the Borrower shall pay to the Holder reasonable costs of collection, including reasonable attorney’s fees.

4.10     Facsimile Signatures; Counterparts. This Term Note may be executed by facsimile signatures.

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IN WITNESS WHEREOF, the Borrower has caused this Term Note to be signed in its name effective as this December 10, 2007.

EMTA PRODUCTION HOLDINGS, INC.

By:	/s/ Edmond L. Lonergan

Name: Edmond L. Lonergan
Title: CEO - President